Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-172202

Prospectus Supplement No. 1

(To Prospectus dated April 16, 2015)

SNAP INTERACTIVE, INC.

UP TO 4,117,500 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the prospectus dated April 16, 2015, referred to herein as the Prospectus. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated April 24, 2015, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2015

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

320 West 37th Street, 13th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 — Matters Related to Accountants and Financial Statements.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On April 24, 2015, the Board of Directors (the “Board”) of Snap Interactive, Inc. (the “Company”) approved the engagement of Marcum LLP (“Marcum”), as its independent registered public accounting firm for the year ending December 31, 2015, effective immediately. In connection with the selection of Marcum, on April 24, 2015, the Board decided that, effective immediately, it would dismiss Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm.

During the years ended December 31, 2013 and 2014 and for the period January 1, 2015 through April 24, 2015, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreements in its reports with respect to the Company’s consolidated financial statements for such periods.

During the years ended December 31, 2013 and 2014 and for the period January 1, 2015 through April 24, 2015, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that for each of the years ended December 31, 2013 and 2014, the Company did not maintain effective internal control over financial reporting because of the effect of the following material weakness: the Company did not have an independent audit committee in place, which would have provided oversight of the Company’s officers, operations and financial reporting function.

During the years ended December 31, 2013 and 2014 and for the period January 1, 2015 through April 24, 2015, neither the Company nor anyone on its behalf has consulted with Marcum with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to any accounting, audit or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The reports of Ernst & Young on the Company’s consolidated financial statements for the years ended December 31, 2013 and 2014 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided Ernst & Young with a copy of the above disclosure and requested that Ernst & Young furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by the Company above. A copy of Ernst & Young’s letter dated April 29, 2015 is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
16.1	Letter dated April 29, 2015 from Ernst & Young LLP to the Securities and Exchange Commission.

2

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 30, 2015

SNAP INTERACTIVE, INC.

		By:	/s/ Clifford Lerner
Clifford Lerner
President and Chief Executive Officer

3

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter dated April 29, 2015 from Ernst & Young LLP to the Securities and Exchange Commission.

4

Exhibit 16.1

[ERNST & YOUNG LETTERHEAD]

April 29, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Snap Interactive, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K dated April 24, 2015, of Snap Interactive, Inc. and are in agreement with the statements contained in the second, third, fifth, and sixth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the third paragraph on page 2 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2014 financial statements.

/s/ Ernst & Young LLP